UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 30, 2002

Commission file number: 0-29733

iPrint Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0436465
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

3073 Corvin Drive
Santa Clara, CA 95051
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 523-2700

Former name: iPrint.com, inc.

ITEM 4.    CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On May 30, 2002, iPrint Technologies, inc. (the “Company”), a Delaware corporation, terminated the engagement of Arthur Andersen LLP (“Arthur Andersen”) as its independent public accountant. The decision to terminate the engagement of Arthur Andersen was recommended by the Company’s Audit Committee and approved by its Board of Directors. Management is in the process of conducting a search for a replacement independent auditor from qualified auditing firms, and will recommend such replacement firm to the Board for appointment as soon as practical. A formal appointment by the Company’s Board of Directors of a new auditor is expected in the next 30 days.

Arthur Andersen’s report on the financial statements of the Company for each of the years ended December 31, 2000, and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, for the year ended December 31, 2001, Arthur Andersen did issue a modified audit report to reflect its concern that the Company may not be able to continue as a going concern.

During the Company’s years ended December 31, 2000 and December 31, 2001, and the interim period between December 31, 2001 and the date of this report, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the Company’s years ended December 31, 2000 and December 31, 2001, and the interim period between December 31, 2001 and the date of this Form 8-K, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission). The Company has provided Arthur Andersen with a copy of the foregoing disclosures. A letter from Arthur Andersen, stating its agreement with such statements, is attached as Exhibit 16.1 to this Report.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial statements of businesses acquired.

Not applicable.

(b)  Pro forma financial information.

Not applicable.

(c)  Exhibits

Exhibit Number	Exhibit Title

16.1	Letter from Arthur Andersen LLP regarding change in certifying accountant dated May 30, 2002

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

IPRINT TECHNOLOGIES, INC.

By:	/s/ DAVID SELTZER
David Seltzer Vice President and Chief Financial Officer

Date: June 6, 2002

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